Exhibit 3.11

State of Delaware Secretary of State Division of Corporations Delivered 12:22 PM 10/31/2012 Filed 09:00 AM 10/29/2012 SRV 121177733 – 5234431 FILE

CERTIFICATE OF FORMATION

OF

McGRAW-HILL EDUCATION VENTURES LLC

FIRST:	The name of the limited liability company is McGraw-Hill Education Ventures LLC (the “Company”).

SECOND:	The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Company’s registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

THIRD:	The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of McGraw-Hill Education Ventures LLC as of this 29th day of October, 2012.

By:	/s/ Eric Moskowitz
Name:	Eric Moskowitz
Title:	Authorized Person